Exhibit 99.1

Press Release

For Immediate Release

August 16, 2012

GARDNER DENVER ANNOUNCES EUROPEAN RESTRUCTURING INITIATIVE

Confirms Full-Year Earnings Guidance for 2012

Wayne, PA (August 16, 2012) – Gardner Denver (NYSE: GDI) today announced a restructuring initiative to optimize its global manufacturing footprint, reduce costs and expand margins. These initiatives, which focus primarily on its European Industrial Products Group, will consolidate manufacturing facilities and reduce associated staffing levels to increase operational efficiency and provide additional resources to invest in profitable growth. In connection with today’s announcement, the Company also confirmed its prior earnings guidance for full-year 2012.

Gardner Denver expects to begin implementing its restructuring plan over the next several months and intends to conclude these initiatives by the end of 2015.

In total, these initiatives are expected to generate annualized, pre-tax cost savings of $35-$40 million by 2016, with $10-$15 million expected to be achieved in 2013.

“Gardner Denver has a solid track record of margin expansion and execution supported by the principles of the Gardner Denver Way,” said Michael M. Larsen, Gardner Denver Interim Chief Executive Officer and Chief Financial Officer. “Today, we are announcing a series of strategic actions and plans designed to ensure that our company remains financially well-positioned and appropriately structured for profitable, long-term growth in our Industrial Products Group in Europe.”

“After extensive analysis and consideration, we believe these restructuring initiatives will enhance the Company’s prospects for growth and value creation, while ensuring that our businesses continue to meet and exceed the needs of customers every day. We further recognize that this will have a personal impact on people who have been dedicated to the mission of Gardner Denver. We recognize their contributions to the achievements of our business, and are committed to treating them fairly and with respect throughout this process,” said Larsen.

The company noted that it expects to record cumulative, pre-tax restructuring charges related to the restructuring plan, consisting primarily of severance benefits and other integration costs, in the range of $85-$100 million which will be fully realized by 2015, with $35-$45 million expected to be incurred in 2013.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

This press release contains forward-looking statements regarding expectations about the Company’s recently announced restructuring program, including expected costs and timing, expected employment changes, future cost reductions and expected savings. In addition, there are forward-looking statements about other restructuring activities and related expected efficiencies. Factors that could affect these forward-looking statements include but are not limited to: potential delays or failure to implement specific initiatives within the restructuring program; technical difficulties in relocating and reorganizing manufacturing operations; a reduction in demand for the Company’s products; fluctuations in currency exchange rates; failure to achieve expected organizational efficiencies; unanticipated additional hiring that may reduce organizational efficiencies; failures, delays or other problems arising from the negotiations with the works councils or trade unions (including possible work stoppages); and failures, delays or other problems arising from regulatory or judicial review of the activities related to the general restructuring program or any current or future initiatives within the program. Please also refer to the Company’s Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for other risk factors in the Company’s business. Such forward-looking statements speak only as of the date of this Report. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Contact:

Vikram Kini

VP, Investor Relations

Tel. 610 249 2009